Exhibit 16.1

April 20, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:
We have read the statements made by SuperCom Ltd. in Item 16F of the Form 20-F of SuperCom Ltd. dated April 20, 2023, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in Item 16F of such Form 20-F.

Kind regards,

/s/ Halperin Ilanit
Certified Public Accountants